Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this proxy statement/prospectus that is made a part of Amendment No. 2 to the Registration Statement (Form S-4) of PolyOne Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated February 17, 2012, with respect to the consolidated financial statements of PolyOne Corporation, and the effectiveness of internal control over financial reporting of PolyOne Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 1, 2013